As filed with the Securities and Exchange Commission on December 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-3025021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3000 Schwab Way

Westlake, TX 76262

(Address of Principal Executive Offices)

THE CHARLES SCHWAB CORPORATION

DEFERRED COMPENSATION PLAN II

(Full title of the plan)

Peter Crawford

Managing Director and Chief Financial Officer

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

Telephone: (817) 859-5000

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-131502) for The Charles Schwab Corporation Deferred Compensation Plan II (“Deferred Compensation Plan II”), as filed with the Securities and Exchange Commission on February 3, 2006, are incorporated herein by reference, except to the extent supplemented, superseded or modified by the specific information set forth below and/or the specific exhibits attached hereto. This Registration Statement is being filed to register an additional $200,000,000 amount of deferred compensation obligations of the Registrant under the Deferred Compensation Plan II.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 24, 2022.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June  30, 2022 and September 30, 2022 filed with the Commission on May 9, 2022, August 8, 2022 and November 8, 2022, respectively.

(c) The Registrant’s Current Reports on Form 8-K filed on March  7, 2022, May 18, 2022, July 28, 2022, August  3, 2022, October  28, 2022, November  2, 2022 and December 2, 2022 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

All reports or other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 5. Interests of Named Experts and Counsel.

The validity of the deferred compensation obligation will be passed upon for the Registrant by Arnold & Porter Kaye Scholer LLP, San Francisco, California. As of the date of this Registration Statement, certain attorneys of Arnold & Porter Kaye Scholer LLP beneficially own an aggregate of less than 1% of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article 8 of Registrant’s certificate of incorporation provides that, pursuant to Delaware law, none of the Registrant’s directors shall be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (1) any breach of a director’s duty of loyalty to the Registrant or Registrant’s stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (4) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

The Registrant’s bylaws also provide for the indemnification of both the Registrant’s directors and officers within the limitations permitted by Delaware law and the Registrant has entered into indemnification agreements with the Registrant’s directors which provide that the Registrant will indemnify the directors to the fullest extent authorized by law.

The Registrant has obtained directors’ and officers’ liability and corporate reimbursement insurance covering all of the Registrant’s officers and directors and those of the Registrant’s subsidiaries and providing for the reimbursement of amounts paid by the Registrant or the Registrant’s subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

The Exhibit Index included immediately prior to the signature page is incorporated by reference.

Exhibit Number	Exhibit

5.1	Opinion of Arnold & Porter Kaye Scholer LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement).

99.1	The Charles Schwab Corporation Deferred Compensation Plan II, as amended and restated as of December 8, 2020 (incorporated by reference to Exhibit 10.423 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed by the Registrant on February 2, 2021).

107	Filing fee table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Texas, on this 16th day of December 2022.

THE CHARLES SCHWAB CORPORATION

/s/ Walter W. Bettinger II
Walter W. Bettinger II Co-Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles R. Schwab, Walter W. Bettinger II and Peter Crawford, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on this 16th day of December 2022 by the following persons in the capacities indicated.

Name and Signature	Title

/s/ Walter W. Bettinger II Walter W. Bettinger II	Co-Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Peter Crawford Peter Crawford	Managing Director and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Charles R. Schwab Charles R. Schwab	Co-Chairman of the Board

/s/ John K. Adams, Jr. John K. Adams, Jr.	Director

/s/ Marianne C. Brown Marianne C. Brown	Director

/s/ Joan T. Dea Joan T. Dea	Director

/s/ Christopher V. Dodds Christopher V. Dodds	Director

Name and Signature	Title

/s/ Stephen A. Ellis Stephen A. Ellis	Director

/s/ Mark A. Goldfarb Mark A. Goldfarb	Director

/s/ William S. Haraf William S. Haraf	Director

/s/ Frank C. Herringer Frank C. Herringer	Director

/s/ Brian M. Levitt Brian M. Levitt	Director

/s/ Gerri K. Martin-Flickinger Gerri K. Martin-Flickinger	Director

/s/ Bharat B. Masrani Bharat B. Masrani	Director

/s/ Todd M. Ricketts Todd M. Ricketts	Director

/s/ Charles A. Ruffel Charles A. Ruffel	Director

/s/ Arun Sarin Arun Sarin	Director

/s/ Carolyn Schwab-Pomerantz Carolyn Schwab-Pomerantz	Director

/s/ Paula A. Sneed Paula A. Sneed	Director